Exhibit 5.2

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

To:	British American Tobacco p.l.c. Globe House 4 Temple Place London WC2R 2PG

6 September 2019

Our Ref	EXM/MT/BB

U.S.$ Fixed Rate Notes (the “Notes”) of B.A.T Capital Corporation (“BATCAP” or the “Issuer”) and guaranteed by British American Tobacco p.l.c. (“British American Tobacco”), B.A.T. International Finance p.l.c. (“BATIF”), Reynolds American Inc. (“RAI”), and B.A.T. Netherlands Finance B.V. (“BATNF”) (the “Guarantors”) issued pursuant to the U.S. Shelf Registration Statement of BATCAP and BATIF (the “Registration Statement”)

1
We have acted as English legal advisers to the Issuer and the Guarantors in connection with the issue of the Notes and the giving of the guarantees (the “Guarantees”) by the Guarantors in respect of the Notes and have taken instructions solely from the Issuer and the Guarantors.

2
This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. It is given on the basis that it, and all matters relating to it, will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, the federal laws of the United States of America and the laws of the State of New York) other than the laws of England as currently applied by the English courts.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	We have assumed that:

4.1	all copy documents conform to the originals and all originals are genuine and complete

4.2	each signature is the genuine signature of the individual concerned

4.3	(except in the case of BATIF and British American Tobacco) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party

4.4	(in the case of each party) all relevant documents have been or (in the case of the Notes and the Guarantees) will be validly executed and delivered by the relevant party

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

4.5
each of the meetings of the Board of Directors of British American Tobacco and BATIF held on 3 June 2019 and 17 June 2019, respectively, (in respect of which a certified extract of each of the Minutes has been supplied to us) was duly convened, constituted and quorate and the resolutions referred to in each of the Minutes were validly passed and remain in full force and effect without modification and

4.6
each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law.

5	References in this opinion to:

5.1	the “Programme Documents” are to the Underwriting Agreement and the Indentures.

6
Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above and subject to the qualifications in paragraph 7 below and to any matters not disclosed to us, we are of the following opinion:

6.1	BATIF has been incorporated and is existing as a company with limited liability under the laws of England.

6.2
BATIF has corporate power to enter into and to perform its obligations under the Programme Documents and the Notes and has taken all necessary corporate action to authorise its execution, delivery and performance of the Programme Documents and the Notes.

6.3	British American Tobacco has been incorporated and is existing as a company with limited liability under the laws of England.

6.4
British American Tobacco has corporate power to enter into and to perform its obligations under the Programme Documents and has taken all necessary corporate action to authorise its execution, delivery and performance of the Programme Documents.

7	This opinion is subject to the following:

7.1
It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Prospectus, or that no material facts have been omitted from it.

7.2
We express no opinion as to compliance or otherwise with any financial limitations on borrowings or the giving of guarantees by BATIF contained in BATIF’s Articles of Association or any financial limitations on borrowings or the giving of guarantees by British American Tobacco contained in British American Tobacco’s Articles of Association.

7.3
We express no opinion as to compliance or otherwise with the limitation on the maximum aggregate principal amount of the debt securities which have been authorised by the Issuer and BATIF with respect to the Registration Statement.

7.4	To the extent it relates to United Kingdom stamp duties any undertaking or indemnity given by BATIF or British American Tobacco may be void under Section 117 of the Stamp Act 1891.

7.5	An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.

7.6	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

7.7
Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be or have been performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

7.8	The English courts may have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

7.9
The English courts may not be restricted from applying overriding provisions of English law and if there is a provision of New York law that is manifestly incompatible with English public policy, it is possible that the English courts may not apply it.

8
This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations, consents and opinions referred to in the Schedule to this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in English law after the date of this opinion, including any change occurring as a result of the United Kingdom withdrawing from the European Union without a formal withdrawal agreement.

9
This opinion is addressed to you solely for your benefit in connection with the filing of the Prospectus. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

10
We hereby consent to the filing of this opinion as an exhibit to, and the reference to us made under the heading “Legal Matters” in, the Prospectus. In giving this consent we do not admit that we are within the category of persons whose consent is required within section 7 of the United States Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

SCHEDULE

1	A certified copy of the Memorandum and Articles of Association of BATIF.

2	A certified extract of the Minutes of a Meeting of the Board of Directors of BATIF held 17 June 2019.

3	A certified copy of the Memorandum and Articles of Association of British American Tobacco.

4	A certified extract from the Minutes of a Meeting of the Board of Directors of British American Tobacco held on 3 June 2019.

5
A copy of the Prospectus dated 17 July 2019 (the “Original Prospectus”) and the Prospectus Supplement dated 3 September 2019 (the “Prospectus Supplement”, and together with the Original Prospectus, the “Prospectus”).

6
Underwriting Agreement dated 3 September 2019 (the “Underwriting Agreement”) between the Issuer, the Guarantors and BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. (the “Underwriters”) relating to the purchase and sale of the Notes.

7
Indenture dated 6 September 2019 between BATCAP, as Issuer, British American Tobacco, BATIF, BATNF and RAI, each as a guarantor, the Trustee and Citibank, N.A. as initial paying agent, authentication agent, transfer agent, registrar and calculation agent (in each such several capacities as the “Paying Agent”, “Authentication Agent”, “Transfer Agent”, “Registrar” and “Calculation Agent”) relating to the Notes (the “Base Indenture”).

8
Supplemental Indenture No. 1 dated 6 September 2019 between BATCAP, as Issuer, British American Tobacco, BATIF, BATNF and RAI, each as a guarantor, the Trustee and Citibank, N.A. as paying agent, authentication agent, transfer agent, registrar and calculation agent (in each such several capacities as the “Paying Agent”, “Authentication Agent”, “Transfer Agent”, “Registrar” and “Calculation Agent”) relating to the U.S.$1,000,000,000 2.789 per cent. Notes due 2024 (the “2024 Notes Indenture”).

9
Supplemental Indenture No. 2 dated 6 September 2019 between BATCAP, as Issuer, British American Tobacco, BATIF, BATNF and RAI, each as a guarantor, the Trustee and Citibank, N.A. as paying agent, authentication agent, transfer agent, registrar and calculation agent (in each such several capacities as the “Paying Agent”, “Authentication Agent”, “Transfer Agent”, “Registrar” and “Calculation Agent”) relating to the U.S.$1,000,000,000 3.215 per cent. Notes due 2026 (the “2026 Notes Indenture”).

10
Supplemental Indenture No. 3 dated 6 September 2019 between BATCAP, as Issuer, British American Tobacco, BATIF, BATNF and RAI, each as a guarantor, the Trustee and Citibank, N.A. as paying agent, authentication agent, transfer agent, registrar and calculation agent (in each such several capacities as the “Paying Agent”, “Authentication Agent”, “Transfer Agent”, “Registrar” and “Calculation Agent”) relating to the U.S.$500,000,000 3.462 per cent. Notes due 2029 (the “2029 Notes Indenture”).

11
Supplemental Indenture No. 4 dated 6 September 2019 between BATCAP, as Issuer, British American Tobacco, BATIF, BATNF and RAI, each as a guarantor, the Trustee and Citibank, N.A. as paying agent, authentication agent, transfer agent, registrar and calculation agent (in each such several capacities as the “Paying Agent”, “Authentication Agent”, “Transfer Agent”, “Registrar” and “Calculation Agent”) relating to the U.S.$1,000,000,000 4.758 per cent. Notes due 2049 (the “2049 Notes Indenture”, and together with the Base Indenture, the 2024 Indenture, the 2026 Indenture and the 2029 Indenture, the “Indentures”).